Exhibit 8.1

manatt

manatt | phelps | phillips

May 22, 2007	Client-Matter: 26976.032

Anworth Mortgage Asset Corporation

1299 Ocean Avenue, Suite 250

Santa Monica, California 90401

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special tax counsel to Anworth Mortgage Asset Corporation, a Maryland corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-3, being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) on this date (together with all exhibits thereto, the “Registration Statement”), relating to the offering from time to time of (i) shares of the Company’s Common Stock, (ii) shares of the Company’s Preferred Stock, and (iii) warrants to purchase the Company’s Common Stock or Preferred Stock. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

In formulating our opinion herein, we have reviewed the Registration Statement and such certificates, including the officers’ certificate from the Company dated the same date as this letter (the “Officers’ Certificate”), records, and other documents, and statutes, rules, and regulations as we have deemed necessary or appropriate as a basis for the opinions set forth below. In conducting such review for purposes of rendering our opinions, we have not conducted an independent investigation of any of the facts set forth in the Registration Statement, the Officers’ Certificate, or any other documents, records, or certificates, and have relied upon the Company’s representations that the information presented in such documents, records, or certificates or otherwise furnished to us accurately represent and completely describe all material facts relevant to our opinions herein, and upon the authenticity of documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electric data transmission, the genuineness of all signatures and the legal capacity of all natural persons. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

In rendering this opinion we have assumed that (i) the transactions described in or contemplated by any of the aforementioned documents have been or will be consummated in accordance with the operative documents, (ii) the Company has been and will continue to be operated in the manner described in the Officers’ Certificate, the Registration Statement, and the other relevant documents referred to above, and (iii) there will be no changes in the applicable laws of the State of Maryland, the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the Treasury Department (the “Treasury Regulations”), and the interpretations of the Code and Treasury Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist on the date of this letter. Any material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions.

Based upon and subject to the foregoing, we are of the opinion that the Company has been organized and operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code for its taxable years ended December 31, 1998 through December 31, 2006, and the Company’s contemplated method of operations, as described in the Registration Statement, will enable it to satisfy the requirements for such qualification for its taxable year ending December 31, 2007, and each taxable year thereafter.

1001 Page Mill Road, Building 2, Palo Alto, California 94304-1006  Telephone: 650.812.1300  Fax: 650.213.0260

Albany | Los Angeles | New York | Orange County | Palo Alto | Sacramento | Washington, D.C.

manatt

manatt | phelps | phillips

Anworth Mortgage Asset Corporation

May 22, 2007

The Company’s qualification as a REIT under the Code will depend upon the Company’s ability to meet, through actual operating results, the applicable asset composition, source of income, stockholder diversification, distribution and other requirements of the Code and Treasury Regulations necessary for REIT qualification. We will not review such operating results and, accordingly, no assurance can be given that the actual results of the Company’s operations for any one taxable year will satisfy the requirements for REIT qualification or will be consistent with the representations made to us with respect thereto. Moreover, there can be no assurance that the courts or the IRS will agree with this opinion.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein, or under any other law. This opinion is furnished to you for your use in connection with the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise the Company or any other person of any subsequent changes in the matters stated, represented, or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the references to Manatt, Phelps & Phillips, LLP under the caption “Certain Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

Manatt, Phelps & Phillips, LLP